UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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IDACORP, Inc.
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May 7, 2019

DEAR FELLOW SHAREHOLDER:

We are proud of IDACORP’s growth and sustained strong performance, and we look forward to sharing more details regarding our continued success with fellow shareholders at our 2019 annual meeting on May 16, 2019. While one of the two primary proxy advisory firms, Glass Lewis, has recommended that shareholders vote in favor of each proposal, we were disappointed to learn that Institutional Shareholder Services (ISS) has issued a recommendation that shareholders vote against our say-on-pay proposal (Proposal No. 2). In response to opinions that ISS shared in its report and to inform your voting decision, we are providing additional information and context on those decisions as well as information about our compensation practices.

ISS’s main concerns leading to lack of support for our say-on-pay proposal are that two of our five total incentive compensation goals (net income and customer satisfaction) were not sufficiently rigorous and challenging. The compensation committee established those goals with the assistance of its compensation consultant, Pay Governance LLC, and following robust discussions with management aimed at ensuring goals are challenging and require exemplary performance. The compensation committee fully considered the prior year performance results for all five of our incentive goals and incorporated that data into its overall assessment and selection of the 2018 performance goals, which involves a review of numerous other factors. IDACORP has produced outstanding performance results under all five incentive areas over the past ten years, and excellent returns for shareholders, demonstrating the effectiveness of our incentive plan design and goals.

Our Financial Performance Has Been Strong
Our company continued its strong financial performance in 2018, as demonstrated by:

•	achieving the company’s 11th consecutive year of earnings growth;

•	increasing our quarterly dividend from $0.59 per share to $0.63 per share, resulting in an increase in our quarterly dividend of approximately 110 percent since the fourth quarter of 2011;

•	providing a total shareholder return (TSR) over the past three-years of 14 percent, ranking in the 63rd percentile among our peer companies in the EEI Utilities Index; and

•
receiving our second EEI Utilities Index award in the past three years for the best TSR performance among small cap utilities (market capitalization of less than $5 billion) over the past five years, measured as of September 30, 2018.

Our exceptional performance is represented in part in the comparison of cumulative total return chart included in our 2018 Annual Report on Form 10-K, as follows:
Our Compensation Committee Establishes Rigorous Performance Goals for Our Incentive Plans

ISS expressed concern that the 2018 target for two of the three performance goals under our short-term incentive plan (STIP) - net income and customer satisfaction - were set below the level we achieved in 2017. We agree that incentive goals must be rigorous and challenging. The compensation committee seeks to establish performance levels each year that assure the goals are realistic enough to be achievable yet difficult enough to incentivize outstanding performance. The compensation committee reviews prior year goal performance as a key factor in setting current year goals. For each goal, the compensation committee reviews many pieces of information and engages in robust discussions with members of management, as summarized below for the two performance goals challenged by ISS.

Net Income STIP Goal

The starting point for establishing our net income incentive goal each year is the IDACORP fiscal year budget forecast. The compensation committee carefully reviews and scrutinizes the company’s budgeted net income forecast for its review of the STIP net income goal, taking into account unusual items or one-time adjustments from the prior year. While the budget forecast could logically be used as a company’s target net income goal for the STIP, the compensation committee adds a stretch amount to the budget forecast to establish our target net income goal for the year. This stretch goal may be set at an amount higher or lower than the company’s actual net income from the prior year, again premised on its review of the budget forecast, pending regulatory matters, tax expectations, and any other factors the compensation committee deems relevant. These stretch goals incentivize management to achieve exceptional results, and the company’s management has undertaken actions aligned with the interests of shareholders to meet and exceed these rigorous goals.

The compensation committee set our 2018 target net income goal for the STIP at $209 million, which excluded anticipated impacts from tax credits associated with the Idaho regulatory stipulation. If the target net income goal had included the impact of tax credits, the target amount would have been $211 million, which was only slightly below our 2017 actual net income of $212.4 million. ISS raised the concern that setting the 2018 target goal below 2017 results means that our 2018 net income goal was not sufficiently challenging. However, ISS’s analysis may not have accounted for one-time events from 2017 and the unique regulatory mechanisms that Idaho Power has in place that impact our net income, and thus, our net income goal. Looking back to 2017, if the target net income goal had included the impact of tax credits, the amount would have exceeded the actual 2016 net income.

We note that the compensation committee considered the following items, among others, in setting the net income STI goal:

•
our 2017 net income was significantly above our historical and estimated net income due to unusual items and one-time contributors, perhaps most notably a regulatory outcome that our company achieved related to the early cessation of operations of Idaho Power’s joint-owned North Valmy coal-fired plant, as well as prior-year tax true-ups from 2018, both of which benefited net income in 2017 and were not likely to recur in 2018, thus making year-over-year net income less comparable;

•	the 2018 target net income goal represented a significant stretch over IDACORP’s internal forecast of projected net income for 2018;

•
the compensation committee took into account the impact of Idaho Power’s Idaho regulatory settlement stipulation on 2018 net income, preventing executive compensation from benefiting from the use of tax credits under the stipulation, and at the same time making achievement of net income goals above the so-called “sharing band” more difficult (we set the maximum level for the net income goal far in excess of the sharing band);

•	the 2018 target net income goal represented a $17 million increase over the 2017 target net income goal; and

•	looking further back, our target net income goal increased dramatically from $82 million in 2007 to $209 million in 2018.

Indeed, our company’s growth in net income has been exceptional, driven by management’s focus on actions that grow revenue and sustainable cost control, and is illustrated in the following chart:

For these reasons, we believe that our 2018 net income goal under the STIP was reasonable and challenging, and it was the intense focus of the company’s management on generating long-term returns for shareholders that allowed the company to exceed its net income goal.

Customer Satisfaction STIP Goal

We note an important correction on the ISS evaluation of the customer satisfaction or “customer relations index” (CRI) goal under the STIP, which stated that the CRI target goal “has remained unchanged for the previous two fiscal years.” The CRI target goal was increased from 82.50% to 83.00% for the 2017 incentive year.

ISS also raised a concern with our 2018 goal setting for the CRI goal under the STIP, because the 2018 CRI target goal (83.00%) was set slightly below the 2017 actual CRI results (83.10%). In establishing the 2018 CRI goal, the compensation committee reviewed a number of different external factors that could impact 2018 CRI results. Potential positive factors included our 2018 customer experience initiatives, benefits from 2017 customer-related enhancements, community involvement activities, website redesign, irrigation customer relations, business development efforts, and J.D. Power customer satisfaction survey results. However, at the same time, the compensation committee was aware of several potential negative factors, including a distributed generation filing, high weather-related utility bills, annual customer rate adjustments, a contentious transmission line development, and customer rate expectations resulting from 2017 tax reform. After analyzing all positive and negative factors, and evaluating 10-year CRI goal performance, the compensation committee set the 2018 CRI goal at 83.00%.

We believe that our 2018 CRI target goal was reasonable and challenging and was based on an analysis of multi-year results as opposed to potential single year anomalies. Notably, in 2018, our company ranked second in J.D. Power’s Electric Utility Residential Customer Satisfaction Study in its West Region Midsize segment for the second year in a row, reflective of outstanding results and the difficulty of achieving higher performance levels.

Our 2018 CEO Compensation was Reasonable and Aligns Closely with Market Compensation

ISS expressed concern that the 7.5% increase in our CEO’s base salary for 2018 resulted in a larger STIP payout opportunity. As described in our proxy statement for the 2019 annual meeting of shareholders filed on April 1, 2019 (Proxy Statement), the compensation committee follows an extensive process for setting CEO compensation, including a review of the prior year’s individual performance evaluations and company performance and benchmarking compensation against three compensation data sources: an IDACORP peer group, investor-owned utility survey data, and general industry survey data. Our CEO's 2018 total target direct compensation (base salary plus short- and long-term incentive at target) ($3,612,000) was slightly above the median total target direct compensation of the IDACORP peer group ($3,337,150) and the investor-owned utility survey data ($3,416,024), and below the median total target direct compensation of the IDACORP general industry survey data ($4,744,099). We believe IDACORP’s total CEO target compensation for 2018 aligns closely with market compensation, based on metrics we established in consultation with our independent compensation consultant, and reflects our CEO’s and IDACORP’s strong performance in 2017. Notably, we did not increase our CEO's short-term or long-term award percentages for 2018.

In its report, ISS states incorrectly that “CEO Anderson’s initial [LTIP] grant vested at maximum level, or 200 percent of target.” Importantly, while the cumulative earnings per share portion of the long-term incentive plan (LTIP) grant (1/3 of total) vested at a maximum level of 200% of target, the TSR portion of the LTIP grant (1/3 of total) vested at 122.9% of target, for a combined performance of 161.4% of target. Including the 1/3 time-vesting LTIP grant at 100% of target, our CEO’s total initial LTIP grant vesting was 141% of target.

The Company’s Compensation Policies and Practices Align with Shareholder Interests

Since our first advisory vote on executive compensation in 2011, the company has consistently received strong support for its executive compensation programs, with over 93 percent of votes cast each year in favor of the programs. We believe part of that support arises from our compensation policies and practices that help align the interests of management with our shareholders, as described in more detail in our Proxy Statement. These practices include, among others, having solely independent directors on our compensation committee, imposing caps on incentive compensation, using peer groups with a high level of comparability to our company, setting our target goal for TSR at the 55th-percentile, and offering only limited perquisites and no employment agreements.

Our Request

Again, our company has achieved exceptional results in recent years, and our compensation committee has been and remains focused on assessing our company’s performance and setting rigorous performance goals. For the reasons outlined above, we urge you to cast a vote “FOR” proposal number 2 to approve, on an advisory basis, our executive compensation program.

Sincerely,

Christine King
Chair of the Compensation Committee of the Board of Directors

Ronald W. Jibson
Judith A. Johansen
Members of the Compensation Committee of the Board of Directors